Exhibit (d)(6)

[EXECUTION COPY]

General Electric Capital Corporation
GE Capital Markets, Inc.
125 Summer Street, 12th Floor
Boston, Massachusetts 02110

CONFIDENTIAL

May 30, 2012

TLB Merger Sub Inc.

c/o Sycamore Partners Management, L.L.C.

9 West 57th Street, 31st Floor

New York, New York 10019

Attention: Peter Morrow and Ryan McClendon

Project Boston

$200,000,000 Second Amended and Restated Credit Agreement

Commitment Letter

Ladies and Gentlemen:

You (“Merger Sub”) have advised General Electric Capital Corporation (“GE Capital”) that Merger Sub, an entity formed by investment funds managed by Sycamore Partners Management, L.L.C. (the “Sponsor”), intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding shares of capital stock of The Talbots, Inc. (the “Company” or the “Borrower” and, together with its subsidiaries, the “Target”) in accordance with that certain Agreement and Plan of Merger, by and among TLB Holdings LLC, a Delaware limited liability company (“Parent”), Merger Sub and the Company, together with the Company Disclosure Letter and all other Schedules, Exhibits and ancillary agreements thereto (each, in form and substance substantially identical to the Agreement and Plan of Merger dated as of the date hereof and sent by electronic mail by you at 4:16 p.m. (Eastern time) accompanied by the Company Disclosure Letter sent by electronic mail by you at 5:23 p.m. (Eastern time) on the date hereof and, in the case of amendments, waivers or other modifications that are materially adverse to the interests of the Lenders, as such amendments, waivers or other modifications are reasonably approved by the Administrative Agent, the “Acquisition Agreement”), through a merger transaction or by means of the purchase of a majority of the shares of the Company pursuant to a cash tender offer, a subsequent issuance of additional shares by the Company to you (if necessary) and the subsequent consummation of a short-form merger, in each case, as more particularly set forth in the Acquisition Agreement.

GE Capital is pleased to commit to provide (directly and/or through one or more of its direct or indirect subsidiaries) a $200,000,000 senior secured credit facility (the “Credit Facility”) in connection with the Acquisition and to act as administrative agent (in such capacity, the “Administrative Agent”) for the Credit Facility with GE Capital Markets, Inc. (the “Lead Arranger” and, together with GE Capital, the “Commitment Parties”) acting as the sole lead arranger and sole bookrunner for the Credit Facility, in each case, subject solely to the terms expressly set forth or referred to in this letter (together with the schedule of closing conditions attached as Schedule I hereto and the schedule of modifications to the

Existing Credit Agreement (as defined below) attached as Schedule II hereto (such schedules together with this letter, collectively, the “Commitment Letter”) and in the fee letter between you and GE Capital of even date herewith and acknowledged and agreed as to paragraphs D and E thereof by Sycamore Partners, L.P. and Sycamore Partners A, L.P. (the “Fee Letter”).

The Transaction.

You have also advised the Commitment Parties that you intend to finance the Acquisition and costs and expenses related to the Transaction (as hereinafter defined) solely from (i) a cash equity investment of not less than $84,000,000 by Sponsor and/or its affiliates (such contribution, the “Equity Contribution”) , (ii) the Term Facility (as such term is defined below), and (iii) to the extent the Acquisition and costs and expenses of the Transaction are not funded by the sources in the preceding clauses (i) and (ii), one or more of the following sources:  (A)  the proceeds of a subordinated secured term loan facility in an aggregate amount equal to $25,000,000 with the Sponsor or an affiliate of Sponsor as lender and on terms and conditions (including an intercreditor agreement) reasonably satisfactory to the Administrative Agent (the “Sycamore Third Lien Facility”), (B) the net proceeds of the Real Estate Sale transaction contemplated by paragraph 15 on Schedule I hereto and (C) the net proceeds of the Vendor Financing transaction contemplated by paragraph 16 on Schedule I hereto in an amount not to exceed $50 million; it being understood and agreed that (x) no proceeds from the loans or other credit extensions under the Credit Facility shall be used to finance the Acquisition (but, for the avoidance of doubt, the Credit Facility may be used to pay restructuring and operating expenses of the Company (other than any fees and expenses specifically relating to the Transactions) which have accrued as of the Effective Date (“Accrued Company Expenses”)) and (y) solely to the extent that the Credit Facility shall be consummated pursuant to a New Credit Agreement (as defined below), proceeds from the loans under the Credit Facility on the Effective Date, may be used solely to refinance outstanding indebtedness under the Existing Credit Agreement (as defined below) and for payment of any Accrued Company Expenses.  The Acquisition, the entering into and funding of the Credit Facility, the receipt of proceeds from (and the consummation of the transactions related to) the Equity Contribution, the entering into of an amended and restated term loan facility with Wells Fargo Bank, National Association acting as administrative agent in an initial aggregate principal amount of at least $85,000,000 (representing approximately $11 million in incremental financing in addition to the current outstanding principal amount of the Term Facility) and on terms and conditions meeting the requirements of Section 3 of Schedule I hereto (the “Term Facility”), the entering into and funding of the Sycamore Third Lien Facility, the Real Estate Sale and the Vendor Financing referred to above, together with all other transactions related to the financing and consummation of the Acquisition are hereinafter collectively referred to as the “Transaction.”

Reference is made to that certain Amended and Restated Credit Agreement dated as of February 16, 2012 entered into by and among The Talbots, Inc., The Talbots Group Limited Partnership and Talbots Classics Finance Company, Inc. as borrowers (collectively the “Existing Borrowers”), certain other credit parties designated therein (together with the Existing Borrowers, the “Credit Parties”), GE Capital, as administrative agent (the “Existing Administrative Agent”) for itself and the other financial institutions from time to time party thereto as lenders (collectively, the “Existing Lenders”) (as amended and in effect on the date hereof, the “Existing Credit Agreement”).  Pursuant to the terms and conditions of the Existing Credit Agreement, upon the closing of the Acquisition, a “Change in Control” (as defined in the Existing Credit Agreement) will occur.  It is anticipated that the Credit Facility shall take the form of a second amended and restated credit agreement with the Existing Borrowers, the other Credit Parties and Parent (the “Second A&R Credit Agreement”), which shall be on the terms set forth in this Commitment Letter (including those terms described under “Credit Documentation” on Schedule I hereto and the modifications set forth on Schedule II hereto) and the Fee Letter (solely with respect to pricing terms and other matters not affecting the availability of the Credit Facility) and pursuant to which such Change in

Control default in respect of the Transaction and any default arising out of (i) the breach of any representation or warranty, or reporting or notice requirement, under the Existing Credit Agreement (solely to the extent made or required to be made under the Existing Credit Agreement and not made or required to be made under the Second A&R Credit Agreement) and (ii) any merger occurring pursuant to the Acquisition Agreement shall be waived (the “Waiver”).  The Credit Documentation will provide that all representations and warranties, affirmative and negative covenants and defaults (which term, as used herein, shall include events of default) will apply only from and after the Effective Date after giving effect to the Acquisition and the Merger (notwithstanding the amendment or amendment and restatement of the Existing Credit Agreement) with the effect that no violation or breach of any representation, warranty or covenant or default that existed under the Existing Credit Agreement prior to the Effective Date shall constitute or give rise to a violation, breach or default under the Second A&R Credit Agreement unless such violation, breach or default continues, and constitutes a default under the Credit Documentation, on and after the Effective Date.

The Existing Administrative Agent and Existing Lenders shall have received an omnibus release, in form and substance reasonably satisfactory to the Administrative Agent (the “Existing Lender Release”), from each of the Existing Credit Parties in favor of the Existing Administrative Agent and Existing Lenders providing for, among other things, a release of all liabilities and potential liabilities arising under, in connection with or otherwise relating to the Existing Credit Agreement, the extensions of credit thereunder or any transaction contemplated thereby.  It is understood and agreed that GE Capital will use its best efforts to arrange the Credit Facility pursuant to the Second A&R Credit Agreement as set forth above; provided, however, that notwithstanding anything to the contrary contained herein, there is no assurance whatsoever that such arrangement will be successful and that the requisite number of Existing Lenders under the Existing Credit Agreement (the “Required Existing Lenders”) will consent to the Waiver and otherwise consummating the Transaction under the Credit Facility pursuant to a Second A&R Credit Agreement.  As such, if the Required Existing Lenders under the Existing Credit Agreement (giving effect to assignments occurring thereunder on or prior to the Effective Date) shall not have approved the Second A&R Credit Agreement, then the Credit Facility shall instead take the form of a new credit agreement (the “New Credit Agreement”) which (along with related guarantee and security documentation) shall refinance the Existing Credit Agreement and shall be on the same terms as the Second A&R Credit Agreement and references herein or on Schedules I and II to the Second A&R Credit Agreement shall (as appropriate) be deemed to be references to the New Credit Agreement.

Conditions Precedent.

GE Capital’s commitment hereunder and the undertaking of GE Capital Markets, Inc. to provide the services described herein are subject only to the satisfaction of each of the following conditions precedent (the date and time on which such conditions are satisfied, the “Effective Date”): (a) the accuracy and completeness in all material respects of all Acquisition Agreement Representations and all Specified Representations (each, as defined below); (b) the satisfaction of the Conditions to Closing set forth on Schedule I attached hereto; (c) (i) from January 28, 2012 to the date of this Commitment Letter, except as (x) disclosed in the Company SEC Filings (as defined in the Acquisition Agreement) filed after January 28, 2012 and prior to the date hereof (other than disclosure in the Company SEC Filings referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any statements included in such Company SEC Filings that are forward-looking in nature), (y) set forth in Section 4.09 of the Company Disclosure Letter (as defined in the Acquisition Agreement) or (z) disclosed in the Acquisition Agreement, there shall not have been any Company Material Adverse Effect (as defined in the Acquisition Agreement) and (ii) since the date of this Commitment Letter, there shall not have been a Company Material Adverse Effect, in each case in clauses (i) and (ii) that would result in the failure of a condition precedent to your (or your affiliate’s) obligations to consummate the Acquisition under the Acquisition Agreement, and (d) solely to the extent the Credit Facility is provided pursuant to the Second

A&R Credit Agreement, the receipt of the consent of the Required Existing Lenders under the Existing Credit Agreement to the Transaction contemplated hereby.  It is understood and agreed that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than as set forth in the foregoing clauses (a) through (d), and upon satisfaction (or waiver by the Administrative Agent) of such conditions, the Credit Documentation (including the Waiver) shall be effective and any funding requested to repay outstanding indebtedness under the Existing Credit Agreement (if applicable) and for payment of any Accrued Company Expenses, in either case, on the Effective Date under the Credit Facility shall occur; provided that the Administrative Agent agrees that it shall not waive any such condition (and no such condition of the Commitment Letter shall be amended or modified) without the consent of the Merger Sub.  Notwithstanding anything in this Commitment Letter, the Fee Letter or any other agreement or other understanding concerning the Credit Facility to the contrary, GE Capital’s commitment herein shall not become effective unless and until the Acquisition Agreement shall have been executed by Parent, you and the Company.

Notwithstanding anything in this Commitment Letter, the Fee Letter or any other agreement or other understanding concerning the Credit Facility to the contrary, (a) the only representations and warranties relating to Parent, Merger Sub, the Company, the Borrower and their respective subsidiaries and their business and assets the accuracy of which shall be a condition to the closing or availability of the Second A&R Credit Agreement on the Effective Date shall be: (i) such of the representations made by or on behalf of the Target in the Acquisition Agreement as are material to the interests of the Administrative Agent and the Lenders (as hereinafter defined), but solely to the extent that you have (or an affiliate of yours has) the right to terminate your (or such affiliate’s) obligations under the Acquisition Agreement or the right not to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement (collectively, the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Credit Documentation for the Second A&R Credit Agreement shall not impair the availability of the Second A&R Credit Agreement on the Effective Date if the conditions set forth in this Commitment Letter are satisfied on the Effective Date, it being understood that, to the extent any perfected security interest in Collateral (as defined in the Existing Credit Agreement), the security interest in respect of which cannot be perfected by means of filing a Uniform Commercial Code financing statement (“UCC Financing Statements”), the making of a federal intellectual property filing (“IP Filings”), or the delivery of possession of certificated securities together with appropriate transfer powers (collectively, “Pledged Collateral”), is not able to be provided on the Effective Date after your use of commercially reasonable efforts to do so, the delivery of documents and instruments for the perfection of such security interests in such Collateral shall not constitute a condition precedent to the Second A&R Credit Agreement on the Effective Date but shall be required to be delivered after the Effective Date pursuant to arrangements to be mutually agreed.  “Specified Representations” means the representations and warranties set forth in the Second A&R Credit Agreement relating to (i) legal existence of the Target, the Credit Parties, Merger Sub and Parent, (ii) corporate power and authority and due authorization, execution and delivery, in each case as they relate to the entering into and performance of the Credit Documentation, (iii) the legality, validity and enforceability of the Credit Documentation, (iv) Federal Reserve margin regulations, (v) the Patriot Act, OFAC and other anti terrorism laws, (vi) the Investment Company Act, (vii) no conflicts between the Credit Documentation and applicable laws, material agreements (to the extent arranged by the Sponsor or any of its affiliates or relating to the Acquisition and entered into at the direction or with the consent of the Sponsor or any of its affiliates) and the organization documents of the Company, its subsidiaries, Parent or you, in each case as they relate to the entering into and performance of the Credit Documentation; (viii) solvency of Parent, the Borrowers and their subsidiaries on a consolidated basis after giving effect to the Acquisition, and (ix) the creation, perfection and priority of security interests in the Pledged Collateral and in Collateral constituting personal property perfected by filing UCC Financing Statements and IP Filings.  This paragraph shall be referred to herein as the “Certain Funds Provision”.

Syndication.

The Lead Arranger may syndicate, prior to and/or after the execution of the Credit Documentation, all or a portion of the loans and commitments to one or more other lenders reasonably satisfactory to the Sponsor, it being agreed that each of the Existing Lenders is satisfactory to Sponsor, (collectively with GE Capital and any Existing Lender participating in the Credit Facility, the “Lenders”) pursuant to a syndication managed by the Lead Arranger (the “Syndication Process”) on the terms set forth in this Commitment Letter and in the Fee Letter.

The Lead Arranger will commence the Syndication Process promptly after your acceptance of this Commitment Letter and the Fee Letter.  The Lead Arranger will, in consultation with you, control all aspects of the Syndication Process, including timing, selection of prospective Lenders, the awarding of any titles, the determination of allocations and the amount of fees.  You agree that no Lender will be permitted to receive compensation of any kind for its participation in the Credit Facility, except as expressly provided for in this Commitment Letter or the Fee Letter, without the prior written consent of the Lead Arranger.

You agree to assist (and use commercially reasonable efforts to cause the Target, each of its and your respective affiliates and all other necessary persons to assist) the Lead Arranger with the Syndication Process including, without limitation, (i) participation in meetings, (ii) preparation of information including a confidential information memorandum, presentations and other offering materials to be used in connection with the Syndication Process (such information, the “Marketing Materials”), and (iii) confirmation of the completeness and accuracy and, if applicable, “PUBLIC” nature of, and the signing of an authorization letter with respect to, such materials.  Your obligations under this “Syndication” section shall terminate upon the earlier of the completion of the Syndication Process and the date 60 days after the consummation of the Acquisition.

Notwithstanding the foregoing, neither the commencement nor the completion of the Syndication Process shall be a condition to our commitments and undertakings hereunder.

Evaluation Material.

You hereby represent (but only to the best of your knowledge with respect to any of the information referred to below that is provided by another person that is not your affiliate) and covenant that (a) all information other than projections (“Projections”) and general economic or specific industry information developed by, and obtained from, third-party sources (the “Information”) that has been or will be made available to the Administrative Agent and/or the Lenders by you, the Target or any of your or its respective affiliates (which, for purposes of this letter, includes Sponsor) or representatives is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, in each case giving effect to any supplements contemplated by the following sentence, and (b) the Projections that have been or will be made available to the Administrative Agent by you, the Target or any of your or their respective affiliates or representatives have been or will be prepared in good faith based upon reasonable assumptions (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).  You agree that if at any time prior to the later of the closing of the Credit Facility and the completion of the Syndication Process, any of the representations in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations were being made at such time then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct under those circumstances.  You understand that in arranging and syndicating the Credit Facility the Lead Arranger may use and rely on the Information and Projections without independent verification thereof.

You hereby authorize and agree, on behalf of yourself, the Borrower and your and their respective affiliates, that the Information, the Projections and all other information (including third party reports) provided by or on behalf of you, the Borrower and your and its respective subsidiaries to the Lenders and the Administrative Agent regarding you, the Borrower, the Company and your and its respective subsidiaries, the Transaction and the other transactions contemplated hereby in connection with the Credit Facility may be disseminated by or on behalf of the Administrative Agent, and made available, to prospective Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including “click-through” agreements), all in accordance with the Lead Arranger’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at prospective Lender or other meetings).  You hereby further authorize the Lead Arranger to download copies of your and Sponsor’s logos and to use commercially reasonable efforts to obtain authorization to permit the Lead Arranger to download copies of the Target’s logos, from their respective websites and post copies thereof on an IntraLinks® or similar workspace and use such logos on any materials prepared in connection with the Syndication Process.

If any securities of you or any of your affiliates involved in the Acquisition or of the Target are or are expected to be publicly traded or if Lead Arranger intends to approach public side investors, the Information, Projections and all other information (including third party reports) referenced in the immediately preceding paragraph (collectively, the “Evaluation Material”) shall include a version of the confidential information memorandum, presentation and other information materials consisting exclusively of information that is either publicly available with respect to you, such affiliate or the Target and their respective subsidiaries and parent companies, or that is not material with respect to you, such affiliate or the Target and their respective securities for purposes of U.S. federal and state securities laws.  You also hereby agree that you will (a) identify in writing (and cause such affiliate or the Target to identify in writing) and (b) clearly and conspicuously mark such Evaluation Material that does not contain any such material non-public information referred to in the prior sentence as “PUBLIC”.  You hereby agree that by identifying and/or marking such Evaluation Material pursuant to the preceding sentence and/or publicly filing any Evaluation Material with the Securities and Exchange Commission, the Administrative Agent, Lenders and prospective Lenders shall be entitled to treat such Evaluation Material as PUBLIC with respect to you, such affiliate or the Target and their respective subsidiaries and parent companies for purposes of U.S. federal and state securities laws.  You further acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked: term sheets with respect to the Credit Facility and the Transaction, and administrative materials of a customary nature prepared by the Administrative Agent for prospective Lenders, such as a lender meeting invitation, bank allocation, if any, and funding and closing memorandum.

Expenses.

Regardless of whether the Credit Facility closes, you hereby agree to pay upon demand (together with reasonably detailed documentation supporting such demand) to GE Capital all fees and expenses (including, but not limited to, all reasonable documented and invoiced costs and out-of-pocket expenses of one primary legal counsel for the Administrative Agent and the Lenders as a whole and, if reasonably necessary, of one firm of special counsel and one firm of local counsel in each relevant jurisdiction retained by the Administrative Agent) incurred by the Commitment Parties in connection with this Commitment Letter, the Fee Letter, the Transaction, and the Credit Facility.

Confidentiality.

You agree that you will not disclose the contents of this Commitment Letter, the Fee Letter or the Commitment Parties’ involvement with, GE Capital’s commitment to provide or the Lead Arranger’s capacity as such under the Credit Facility to any third party (including, without limitation, any financial institution or intermediary) without GE Capital’s prior written consent other than to (a) Sponsor and those individuals who are your and its respective directors, officers, employees, accountants, attorneys or advisors in connection with the Credit Facility or the Transaction; provided that, after your acceptance hereof, this Commitment Letter (but not the Fee Letter) may also be disclosed to your and the Target’s respective equity holders, directors, officers, employees, accountants, attorneys and advisors and to the providers of the Term Facility and their advisors, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform GE Capital promptly thereof) and (c) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter but not the Fee Letter in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.  You agree to inform all such persons who receive information concerning the Commitment Parties, this Commitment Letter or the Fee Letter that such information is confidential and may not be used for any purpose other than in connection with the Transaction and may not be disclosed to any other person.  GE Capital reserves the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that contain GE Capital’s or any affiliate’s name or describe GE Capital’s financing commitment or the Lead Arranger’s role and activities.

Indemnity.

Regardless of whether the Credit Facility closes, you agree to (a) indemnify, defend and hold each of the Commitment Parties, each Lender, and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, disputes, claims, investigations, litigation, proceedings, expenses (including, but not limited to, reasonable  out-of-pocket attorneys’ fees (but limited to one counsel to such Indemnified Persons, taken as a whole, one local counsel in any relevant jurisdiction and one regulatory counsel to all such Indemnified Persons, taken as a whole, and, solely, in the event of a conflict of interest, one additional counsel (and, if necessary, one regulatory counsel and one local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnified Persons)), damages, and liabilities of any kind to which any Indemnified Person may become subject in connection with this Commitment Letter, the Fee Letter, the Credit Facility, the use or the proposed use of the proceeds thereof, the Transaction or any other transaction contemplated by this Commitment Letter (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party, you, the Sponsor, the Target or any of your or its respective affiliates), and (b) reimburse each Indemnified Person upon demand for all legal and other expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from such Indemnified Party’s gross negligence, willful misconduct or breach in bad faith of such Indemnified Party’s material obligations under this Commitment Letter or the Fee Letter.  No party hereto or any of their respective affiliates shall be liable for any punitive, exemplary, consequential or indirect damages alleged in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Credit Facility, the use or the proposed use of the proceeds thereof, the Transaction, and any other transaction contemplated by this Commitment Letter.

Furthermore, you hereby acknowledge and agree that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse.  You agree to assume and accept such risks and hereby authorize the use of transmission of electronic transmissions, and that no Commitment Parties nor any of their respective affiliates will have any liability for any damages arising from the use of such electronic transmission systems, except to the extent that the same is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from such Commitment Party’s gross negligence or willful misconduct.

Sharing Information; Absence of Fiduciary Relationship.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services to other companies with which you may have conflicting interests.  GE Capital agrees that it will not furnish confidential information obtained from you to any parties referred to in the immediately preceding sentence or any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information.  GE Capital further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer.  You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any of the Commitment Parties has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties and/or their respective affiliates have advised or are advising you on other matters and (b) you will not assert any claim against any of the Commitment Parties for breach or alleged breach of fiduciary duty and agree that none of the Commitment Parties shall have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

Assignments and Amendments.

This Commitment Letter shall not be assignable by you without the prior written consent of the Administrative Agent (and any purported assignment without such consent shall be null and void), and is solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons.  GE Capital may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any prospective Lender in connection with the Syndication Process or otherwise, provided that notwithstanding such assignment, with respect to amounts to be funded on the Effective Date under the New Credit Agreement, the commitment of GE Capital to fund the Credit Facility on the terms and conditions set forth in this Commitment Letter and the Fee Letter will be reduced solely to the extent such other Lenders actually fund (to the extent applicable) their commitments on the Effective Date. Notwithstanding the right to assign the commitments hereunder, solely with respect to any New Credit Agreement, GE Capital must retain exclusive control over all rights and obligations with respect to the Credit Facility to be provided pursuant to a New Credit Agreement prior to close.  This Commitment Letter may not be amended or waived except in a written instrument signed by you and GE Capital.

Other.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter.  Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Credit Documentation as soon as reasonably possible for the purpose of executing and delivering the Credit Documentation substantially contemporaneously with the consummation of the Acquisition, it being acknowledged and agreed that the commitment provided hereunder is subject only to the conditions precedent expressly described in or referred to in the provisions under the heading “Conditions Precedent”, including the satisfaction of the conditions precedent set forth on Schedule I attached hereto.

Counterparts and Governing Law.

This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document.  Delivery of an executed signature page of this Commitment Letter by facsimile or electronic (including “PDF”) transmission shall be effective as delivery of a manually executed counterpart hereof.

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement and any claims sounding in contract law or tort law arising out of the subject matter hereof; provided however, that (a) the interpretation of the definition of “Company Material Adverse Effect” and (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result thereof you have the right under the Acquisition Agreement not to consummate the Acquisition shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of laws.

Venue and Submission to Jurisdiction.

The parties hereto consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, the Fee Letter, the Credit Facility, the Transaction, any other transaction relating hereto or thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters, provided that the parties hereto acknowledge that any appeal from those courts may have to be heard by a court located outside of such jurisdiction.  The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which each of the parties may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

Waiver of Jury Trial.

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE CREDIT FACILITY, THE TRANSACTION AND ANY OTHER TRANSACTION RELATED HERETO OR THERETO.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Survival.

The provisions of this letter set forth under this heading and the headings “Syndication”, “Evaluation Material”, “Expenses”, “Confidentiality”, “Indemnity”, “Sharing Information”; Absence of Fiduciary Relationship”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Credit Facility closes or the Credit Documentation shall be executed and delivered; provided that if the Credit Facility closes and the Credit Documentation shall be executed and delivered, (i) the provisions under the heading “Syndication” shall survive only until the completion of the Syndication Process (as determined by Lead Arranger), and (ii) the provisions under the heading “Evaluation Material”, “Expenses”, “Confidentiality”, “Indemnity”, and “Sharing Information; and Absence of Fiduciary Relationship” shall be superseded and deemed replaced by the terms of the Credit Documentation governing such matters.

Integration.

This Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and their affiliates as to the subject matter hereof, including, without limitation, that certain Commitment Letter and Fee Letter, each dated May 28, 2012 from GE Capital addressed to you.

Patriot Act.

GE Capital hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.  It is hereby acknowledged that the Credit Parties have delivered all documentation required pursuant to this paragraph with respect to such Credit Parties.

Expiration of Commitment Letter and Commitments

Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter, and arranging for Sycamore Partners L.P. and Sycamore Partners A, L.P. to sign the Sponsor Acknowledgement to the Fee Letter, and returning to GE Capital on behalf of the Commitment Parties such signature pages by 8:00 p.m., Chicago, Illinois time on June 1, 2012.  Unless extended in writing by the Commitment Parties, the commitments and agreements of the Commitment Parties contained herein (subject to the provisions under the heading “Survival”) shall automatically expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Commitment Letter and the Fee Letter as provided above, (b) 5:00 p.m. New York time on October 24, 2012, (c) execution and delivery of the Credit Documentation and funding of the Credit Facility, (d) the closing of the Acquisition without the substantially contemporaneous effectiveness of the Credit Facility, and (e) the acceptance by the existing stockholders of the Target of an offer for all or any substantial part of the capital stock or property and assets of the Target and its subsidiaries other than as part of the Transaction.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Sincerely,

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Mark J. Forti
Name: Mark J. Forti
Its: Duly Authorized Signatory

AGREED AND ACCEPTED
THIS 30 DAY OF MAY, 2012

TLB MERGER SUB INC.

By:	/s/ Stefan Kaluzny
Name:	Stefan Kaluzny
Title:	President

SCHEDULE I

to

Commitment Letter

Conditions to Closing

The effectiveness of the Second A&R Credit Agreement (including the Waiver) and the availability of the Credit Facility shall be subject solely to the conditions set forth in the “Conditions Precedent” section of the Commitment Letter and the satisfaction of the following additional conditions:

1.              Credit Documentation.  The negotiation, execution and delivery of definitive documentation with respect to the Second A&R Credit Agreement, which shall be on terms and conditions substantially identical to the Existing Credit Agreement and the related guarantee and security documentation except (a) as necessary to reflect the Transaction, including to address the Acquisition and effectuate the Waiver, (b) as provided in the Commitment Letter, the Fee Letter (solely with respect to pricing terms and other matters not affecting the availability of the Credit Facility) and on Schedule II hereto, (c) for the addition of the Parent as a “Credit Party” and “Guarantor” thereunder and under the related credit documentation (and, for the avoidance of doubt, as a pledgor of substantially all of its personal property and equity interests in the Target) and (d) for such other changes (if any) as are mutually agreed (collectively, the “Credit Documentation”).

2.              Acquisition.  The following conditions shall be satisfied prior to or substantially concurrently with the effectiveness of the Second A&R Credit Agreement and, if requested to be made on the date of such effectiveness, the initial extension of credit under the Second A&R Agreement:

(i)            the Acquisition Agreement shall be in form and substance reasonably acceptable to the Administrative Agent (it being acknowledged and agreed that the form of the Acquisition Agreement dated as of the date hereof and sent by electronic mail by you at 4:16 p.m. (Eastern time) accompanied by the Company Disclosure Letter sent by electronic mail by you at 5:23 p.m. (Eastern time) on the date hereof are acceptable); and

(ii)           the Acquisition shall have been consummated on the Effective Date in accordance with the terms and conditions of the Acquisition Agreement (it being understood that the terms of the Acquisition Agreement shall not limit the terms contained in the Commitment Letter), and no such terms or conditions that are materially adverse to the interests of the Lenders shall have been waived, amended or otherwise modified other than with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

3.              Term Facility.  The terms and conditions of, and documentation for, the Term Facility shall be reasonably satisfactory to the Administrative Agent; it being acknowledged and agreed that the terms and conditions of the “Term Loan B Agreement” (as defined in the Existing Credit Agreement), together with corresponding changes to the Term Facility substantially identical to those provided on Schedule II hereto (other than those relating to paragraph 10 of Schedule II) and providing for a Term Facility in an initial aggregate principal amount of at least $85,000,000 (representing at least $10,000,000, but not more than $11,000,000, in new financing), are acceptable to the Administrative Agent (other than the fact that the “Change in Control” resulting from the Acquisition will have been consented to by the Term Loan B Lenders in an amendment and restatement of the Term Facility).  The Administrative Agent

Schedule I-1

shall have received evidence that Term Facility shall have been consummated on the Effective Date in accordance with the terms thereof and all incremental proceeds funded on the Effective Date under the Term Facility (i.e., at least $10,000,000, but not more than $11,000,000) shall have been applied to, or reserved for (in a manner reasonably acceptable to the Administrative Agent), the payment of consideration for the Acquisition and costs and expenses related to the Transaction.

4.              Equity Proceeds, Etc.  The Administrative Agent shall have received evidence that the Equity Contribution shall have been consummated on the Effective Date in accordance with the terms of the Equity Financing Commitment Letter (as defined Acquisition Agreement) and no such terms or conditions that are materially adverse to the interests of the Lenders shall have been waived, amended or otherwise modified other than with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).  All proceeds of such Equity Contribution shall have been applied to the payment of consideration for the Acquisition and costs and expenses related to the Acquisition.  The terms and conditions of, and documentation for, such equity shall be reasonably satisfactory to the Administrative Agent (it being understood that documentation providing for common equity or for non-cash-pay preferred or non-cash-pay participating preferred equity (in each case, which is not redeemable or callable (either mandatorily or at the option of the holder)), shall be acceptable).

5.              Receipt of Historical Financial Statements.  The Administrative Agent shall have received (a) interim unaudited quarterly financial statements of the Borrower and its subsidiaries for each fiscal quarter occurring after January 28, 2012 and ended 30 days before the Effective Date and (b) to the extent available, interim unaudited monthly financial statements of the Borrower and its subsidiaries for each month ended after the most recent fiscal quarter for which financial statements were received by the Administrative Agent pursuant to clause (a).

6.              Receipt of Pro Forma Financial Statements and Business Plan.   The Administrative Agent shall have received and be satisfied with (a) a pro forma estimated balance sheet of Parent and its subsidiaries at the Effective Date after giving effect to the Transaction and the other transactions contemplated thereby, (b) Parent’s business plan which shall include a financial forecast (including balance sheets, income statements, and statement of cash flows) on a monthly basis through fiscal year 2013 prepared by Parent’s management, (c) projections prepared in good faith by Parent’s management and based upon reasonable assumptions projecting monthly levels of excess Availability (as such term is defined in the Existing Credit Agreement) under the Credit Facility through fiscal year 2013, (d) the capital structure of the Parent and its subsidiaries at the Effective Date after giving effect to the Transaction and the other transactions contemplated thereby and (e) a sources and uses statement at the Effective Date after giving effect to the Transaction and the other transactions contemplated thereby.  This condition has been satisfied based on the materials delivered, and the expected capital structure disclosed, to GE Capital prior to the date hereof.

7.              Credit Facility.  The Administrative Agent shall have received a borrowing base certificate under the Second A&R Credit Agreement for the fiscal month of the Borrowers most recently ended at least 10 days prior to the Effective Date (together with updated information regarding gross accounts receivables and the value of inventory as of a date reasonably acceptable to the Administrative Agent), certified by a financial officer of the Borrower, which demonstrates excess Availability (as such term is defined in the Existing Credit Agreement) under the Credit Facility, after giving effect to the Loans to be made and any Letters of Credit to be issued under the Credit Facility on the Effective Date, is at least (i) if the Effective Date occurs on or prior to August 15, 2012, $50,000,000, or (ii) if the Effective Date occurs after

Schedule I-2

August 15, 2012, $60,000,000 (in each case, Availability shall be determined with trade payables being paid currently in the ordinary course of business, expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without any material deterioration in working capital).

8.              Other Customary Conditions.  The Administrative Agent shall have received (a) customary opinions of counsel to the Parent and the Credit Parties and of appropriate local counsel, (b) such corporate resolutions, officer’s certificates (including certificates of incumbency) and corporate documents (including, documents evidencing the good standing of the Parent and the Credit Parties) as the Administrative Agent shall reasonably require, (c) all reports, certificates and evidence of insurance required under Federal flood hazard regulations, (d) a flow-of-funds memorandum, (e) applicable notices of borrowing with respect to Loans and other extensions of credit to be made on the Effective Date, and (f) the Existing Lender Release; and the closing of the Second A&R Credit Agreement shall not be enjoined or otherwise prohibited by any order, writ, injunction or decree of any court or other governmental authority with proper judicial or administrative power to issue such order, writ, injunction or decree.

9.              Security Interest Matters.  Subject to the Certain Funds Provision, all filings, recordations and searches necessary or desirable (as reasonably determined by the Administrative Agent) in connection with the liens and security interests to reflect the valid and perfected liens and security interests (in the priority contemplated under the Existing Credit Agreement) shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.  The Administrative Agent is satisfied with the existing landlord waivers and access letters provided under the Existing Credit Agreement, and no further documentation need be produced in connection therewith (provided that, to the extent that the Credit Facility is provided pursuant to a New Credit Agreement, in the event new such landlord waivers and access letters shall not be executed substantially in the form provided under the Existing Credit Agreement, applicable Borrowing Base reserves may be imposed).  The Administrative Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrowers and their subsidiaries (it being acknowledged that the amount, types and terms and conditions of all insurance currently maintained by the Borrower is satisfactory to the Administrative Agent).

10.       Indebtedness.  After giving effect to the Transaction and the other transactions contemplated hereby occurring on the Effective Date, the Parent, the Existing Borrowers, and their subsidiaries shall have no outstanding indebtedness for borrowed money, other than indebtedness under or permitted pursuant to the Existing Credit Agreement as modified pursuant to Schedule II hereto.  The Administrative Agent shall have received evidence that all other indebtedness shall have been (or, is concurrently with the Effective Date, is being) terminated and repaid in full in cash and all collateral therefor shall have been (or, concurrently with the Effective Date, is being) released.

11.       Payment of Fees and Expenses.  Payment of all fees and expenses required to be paid on the Effective Date pursuant to the Commitment Letter and Fee Letter shall, to the extent invoiced prior to the Effective Date, have been paid.

12.       Customer Information.  The Lenders shall have received all documentation and other information about the Parent and the Credit Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that in each case has been requested reasonably prior to the Effective Date; it being acknowledged

Schedule I-3

that the current “know your customer” documentation provided by the Credit Parties is sufficient with respect to such Credit Parties.

13.       Intercreditor Agreement.  The relative priorities of the security interests and related creditor rights among (i) the term loan lenders under the Term Facility, (ii) the Lenders under the Credit Facility, and (iii) if the Sycamore Third Lien Facility is established on the Effective Date, the Sponsor (or an affiliate of Sponsor) as lender under the Sycamore Third Lien Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) in form and substance reasonably satisfactory to the Administrative Agent and substantially similar to that certain Intercreditor Agreement, dated February 16, 2012, among the Administrative Agent, Wells Fargo Bank, National Association and the other parties thereto (the “Existing Intercreditor”), with such changes as may be reasonably acceptable to the Administrative Agent to reflect the $85 million initial aggregate principal amount under the Term Facility and to reflect the Sycamore Third Lien Facility (it being acknowledged and agreed that provisions relating to the Sycamore Third Lien Facility will provide for full payment and lien subordination in a manner reasonably acceptable to the Administrative Agent (but which shall provide for the cash payment of interest on the Sycamore Third Lien Facility in an amount not to exceed 5% per annum so long as no default has occurred)) and such other changes as may be reasonably acceptable to the Administrative Agent to reflect the Transaction.

14.       Sycamore Third Lien Facility.  If the Sycamore Third Lien Facility is established on the Effective Date (it being understood that such establishment is not a condition to the effectiveness of the Second A&R Credit Agreement), then (a) the terms and conditions of, and documentation for, the Sycamore Third Lien Facility shall be reasonably satisfactory to the Administrative Agent (it being acknowledged and agreed that such terms and conditions shall be acceptable if the Sycamore Third Lien Facility is on terms providing for (i) full payment and lien subordination (subordinate to both the Credit Facility and the Term Facility, and the liens in respect of each thereof) in a manner reasonably acceptable to the Administrative Agent, (ii) a principal amount equal to $25,000,000, (iii) non-default pricing not exceeding 15% per annum, with no more than 5% per annum being cash pay, (iv) no amortization (with the entire principal balance due at maturity), (v) a maturity date occurring not sooner than six months after the maturity date of the Credit Facility and (vi) no obligors which are not also obligors under the Credit Facility) and (b) the Administrative Agent shall have received evidence that Sycamore Third Lien Facility shall have been consummated on the Effective Date in accordance with the terms thereof and all proceeds funded on the Effective Date under the Sycamore Third Lien Facility shall have been applied to, or reserved for (in a manner reasonably acceptable to the Administrative Agent), the payment of consideration for the Acquisition and costs and expenses related to the Transaction.

15.       Real Estate Sale.  If the Real Estate Sale (as hereinafter defined) is consummated on the Effective Date (it being understood that such consummation is not a condition to the effectiveness of the Second A&R Credit Agreement), then: (a) the terms and conditions of (including, without limitation, the purchase price for any property to be sold pursuant to this paragraph), and documentation for, the sale of certain of the Target’s and its subsidiaries’ owned real property (including furniture, fixtures and equipment located thereon, other than any equipment used in connection with the production or manufacturing of catalogs or the production of the internet site) to a newly-formed affiliate of Sponsor (“TLB Property Company”) shall be reasonably satisfactory to the Administrative Agent and no less favorable to the Target and its subsidiaries than would be obtained in a comparable arm’s length transaction with a non-affiliate (the “Real Estate Sale”), (b) the Administrative Agent (i) shall be reasonably satisfied with the terms and conditions of (including, without limitation, the amount of the rent payments and other payments obligations), and documentation for, the

Schedule I-4

leases between the Credit Parties and TLB Property Company relating to each of the locations sold pursuant to the Real Estate Sale and that such terms and conditions are no less favorable to the Target and its subsidiaries than would be obtained in a comparable arm’s length transaction with a non-affiliate, and (ii) shall have received a landlord waiver and access letter, in form and substance reasonably acceptable to the Administrative Agent, with respect to each of the locations sold pursuant to the Real Estate Sale and (c) the Administrative Agent shall have received evidence that Real Estate Sale shall have been consummated on the Effective Date in accordance with the terms thereof and the proceeds of the Real Estate Sale funded on the Effective Date shall have been applied to, or reserved for (in a manner reasonably acceptable to the Administrative Agent), the payment of consideration for the Acquisition and costs and expenses related to the Transaction.

16.       Vendor Financing.  If the Vendor Financing (as hereinafter defined) is consummated on the Effective Date (it being understood that such financing is not a condition to the effectiveness of the Second A&R Credit Agreement), then (a) the terms and conditions of, and documentation for, an unsecured vendor financing of the Borrower (the “Vendor Financing”) shall be consistent with paragraph 2 of Schedule II hereto and (b) the Administrative Agent shall have received evidence that the Vendor Financing shall have been consummated on the Effective Date in accordance with the terms thereof and proceeds of not more than $50 million funded on the Effective Date under the Vendor Financing shall have been applied to, or reserved for (in a manner reasonably acceptable to the Administrative Agent), the payment of consideration for the Acquisition and costs and expenses related to the Transaction.

Schedule I-5

SCHEDULE II

to

Commitment Letter

Certain Modifications to the Existing Credit Agreement

In addition to the changes to the Existing Credit Agreement contemplated in paragraph (1) of Schedule I, the Credit Documentation will contain provisions to (capitalized terms used in the text of this Schedule II without definition shall have the meanings assigned to such terms in the Commitment Letter (including Schedule I thereto) or the Existing Credit Agreement, as applicable):

1.              Permit the payment to the Sponsor or its affiliates of management fees and the reimbursement of reasonable and customary ordinary course expenses attributable to the Target, subject in the case of fees, to a maximum amount not to exceed $1,000,000 per year (subject to catch up payments to be agreed) and other customary conditions and limitations to be mutually agreed.

2.              Permit not more than $50 million of unsecured Vendor Financing with one or more parties on terms reasonably acceptable to the Administrative Agent (it being agreed that the terms of the Vendor Financing may provide for the use of proceeds consistent with paragraph 16 of Schedule I above and that the terms of Borrowers’ present trade payables agreement with LF Centennial PTE Ltd. relative to pricing, term and repayment obligations are reasonably acceptable to the Administrative Agent).

3.              To the extent necessary, provide that proceeds of the Equity Contribution, the Sycamore Third Lien Facility, the Real Estate Sale and the Vendor Financing applied to effect the Transaction on the Effective Date shall not be subject to the mandatory prepayment provisions.

4.              Permit the distribution of funds to Parent to repurchase equity of management and for administrative expenses, in each case, subject to amounts and conditions to be mutually and reasonably agreed.

5.              Add a $100,000 general lien basket (other than Liens with respect to assets of the type included in the Borrowing Base).

6.              Add a $250,000 general investment basket; provided that such investments are with non-affiliates and shall be on arm’s length terms.

7.              Remove the Term Loan Push Down Reserve, subject to the agreement of the term loan lenders under the Term Facility and reasonably acceptable corresponding amendments to the Term Loan B Agreement and the Intercreditor Agreement referred to in Schedule I above.

8.              Modify the indebtedness covenant to allow for (i) an increase in the aggregate outstanding amount of the Term Facility to the outstanding principal amount of the Term Loan on the Effective Date and (ii) the Sycamore Third Lien Facility in the amount of $25 million.

9.              Permit the sale of the Target’s private label credit card portfolio (the “PLCC Portfolio Sale”), provided that (a) the PLCC Portfolio Sale shall be consummated on terms and conditions reasonably satisfactory to the Administrative Agent and (b) the proceeds of the PLCC Portfolio Sale shall be applied as follows: first, to repay all credit extensions outstanding (other than undrawn letters of credit) under the Credit Facility; second, to repay the outstanding principal amount of the Term Facility in an amount equal to the result of (i) the outstanding principal amount of the Term Facility on the date that the PLCC Portfolio Sale is

Schedule II-1

consummated, minus (ii) $50,000,000; and (c) third, to provide working capital to the Borrowers on terms reasonably acceptable to the Administrative Agent .

10.       After (i) the PLCC Portfolio Sale shall have been consummated and all credit extensions outstanding (other than undrawn letters of credit) under the Credit Facility shall have been repaid and (ii) the aggregate revolving loan commitments under the Credit Facility shall have been reduced to an amount equal to $125,000,000 and, so long as no event of default shall have occurred and be continuing, the definition of “Applicable Margin” shall provide for a 0.50% per annum reduction in the “LIBOR Rate Loan Margin” and the “Base Rate Loan Margin” at all Levels of the pricing grid.

11.       Permit the Sycamore Third Lien Facility on the Effective Date; provided that the conditions set forth in paragraph 14 of Schedule I above are satisfied on the Effective Date.

12.       Permit the Real Estate Sale on the Effective Date, provided that (i) the conditions set forth in paragraph 15 of Schedule I are satisfied on the Effective Date and (ii) TLB Property Company shall be an affiliate of Sponsor and shall not engage in any other business than the owning of real property and the leasing of the same to Target and its subsidiaries.

13.       .Permit the Vendor Financing on the Effective Date; provided that (i) the conditions set forth in paragraph 16 of Schedule I above are satisfied on the Effective Date and (ii) advances under the Vendor Financing subsequent to the Effective Date may be used to finance trade payables and for other permitted corporate purposes.

14.       In the event that the Credit Facility takes the form of a New Credit Agreement, then the “Revolving Termination Date” shall be extended to the date 5 years after the Effective Date, but not later than the maturity date of the Term Facility.

15.       Provide that the Real Estate Sale, the Vendor Financing, and the Sycamore Third Lien Facility shall be subject to the Credit Agreement provisions applicable to other Indebtedness as reasonably determined by the Administrative Agent (including, without limitation, restrictions on modifications and prepayments, representations and warranties and cross-defaults).

16.       After (i) the PLCC Portfolio Sale shall have been consummated and all credit extensions outstanding (other than undrawn letters of credit) under the Credit Facility shall have been repaid and (ii) the aggregate revolving loan commitments under the Credit Facility shall have been reduced to an amount equal to $125,000,000, provide that the Term Loan Reserve Amount may be removed, subject to the agreement of the term loan lenders under the Term Facility and reasonably acceptable corresponding amendments to the Term Loan B Agreement and the Intercreditor Agreement referred to in Schedule I above.

17.       After (i) the PLCC Portfolio Sale shall have been consummated and all credit extensions outstanding (other than undrawn letters of credit) under the Credit Facility shall have been repaid and (ii) the aggregate revolving loan commitments under the Credit Facility shall have been reduced to an amount equal to $125,000,000, provided that (a) the maximum permitted aggregate amount of an Overadvance shall be reduced from 10% to 5% of the aggregate revolving loan commitments, and (b) the Intercreditor Agreement referenced in paragraph 13 of Schedule I above, shall provide that the “Post Insolvency Increase Amount” (as defined in therein) shall be reduced from 10% to 5% of the “ABL Borrowing Base” (as defined therein).

18.       Modify the definition of “Availability” to delete the second sentence of such definition in its entirety and replace such sentence with the following: “Availability shall at all times be

Schedule II-2

calculated based on trade payables being paid currently in the ordinary course of business, expenses and liabilities being paid in the ordinary course of business and without acceleration of sales.”, subject to the agreement of the term loan lenders under the Term Facility and reasonably acceptable corresponding amendments to the Term Loan B Agreement and the Intercreditor Agreement referred to in Schedule I above.

Schedule II-3